UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 10, 2024

CLS HOLDINGS USA, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-55546	45-1352286
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

516 S. 4th Street
Las Vegas, Nevada	89101
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (888) 359-4666

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (Section 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (Section 240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01         Entry into a Material Definitive Agreement

On September 10, 2024, CLS Holdings USA, Inc. closed a transaction to redeem certain unsecured debentures, shares of the Company’s common stock, and warrants to purchase the Company’s common stock held by Navy Capital Green Fund, L.P., and related entities. The Company’s Redemption Agreement with Navy Capital Green Fund and related entities redeemed unsecured debentures in aggregate original principal amount of $3,022,507 (the “Debentures”), related warrants to purchase 6,177,216 shares of the Company’s common stock (the “Warrants”), and 15,488,901 shares (the “Shares”) of the Company’s common stock (the “Redemption”). As a result of the Redemption the Company retired $2,793,282.51 in outstanding principal payable under the Debentures. The Company financed the Redemption with the proceeds of a Convertible Promissory Note in original principal amount of $2,600,000 (the “Note”). After the issuance of shares pursuant to the Note and the Redemption of the Shares, the Company’s outstanding shares of common stock increased by a net 51,694,562 shares.

Item 3.02         Unregistered Sales of Equity Securities

The Company converted the Note, in accordance with its terms, to 67,183,463 shares of the Company’s Common Stock.

Item 9.01         Financial Statements and Exhibits.

Exhibits

10.1	Redemption Agreement dated September 3, 2024, by and among the Company, Navy Capital Green Fund, L.P., Navy Capital Green Co-Invest Fund, LLC, and Navy Capital Green Holdings II, LLC.
10.2	Convertible Promissory Note to FK Legacy Trust ($2,600,000)
104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLS HOLDINGS USA, INC.

Date: September 10, 2024	By: /s/ Andrew Glashow
Andrew Glashow Chairman and Chief Executive Officer